090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180041594-24
Secretary of State	Filing Date and Time: 01/29/2018 10:14 AM
State of Nevada	Entity Number: E0275732017-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Senmiao Technology Limited

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation of the Corporation is hereby amended by adding a new subsection at the end of Article 3 as follows: (e) Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment pursuant to the Nevada Revised Statutes, all the issued and outstanding shares of Common Stock (the "Old Common Stock") shall be automatically combined and reclassified such that every two (2) shares of Old Common Stock shall be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock (the "New Common Stock") without any action by the holders thereof. The Corporation shall not issue fractional shares of New Common Stock in connection with the Reverse Stock Split. In lieu thereof, each fractional share of New Common Stock shall be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.